NEWS RELEASE
Cliffs Natural Resources Inc. Reports First-Quarter 2017 Results

•	Net Loss of $30 million, including $72 million of debt extinguishment/restructuring charges

•	Adjusted EBITDA[1] of $92 million

•	Year-over-year total debt reduced by $900 million to $1.6 billion

•	Year-over-year net debt[3] reduced by $1.1 billion to $1.3 billion
CLEVELAND—April 27, 2017—Cliffs Natural Resources Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2017. The Company reported consolidated revenues of $462 million, an increase of 51 percent compared to the prior year's first-quarter revenues of $306 million, as a result of increased sales volumes and seaborne iron ore prices. Cost of goods sold increased by 33 percent to $366 million compared to $275 million reported in the first quarter of 2016, as a result of increased sales volumes in both business segments.
The Company recorded a net loss of $30 million in the first quarter, including a $72 million, or $0.27 per share, loss on extinguishment/restructuring of debt attributable to the liability management activities that reduced total debt by $550 million during the quarter. This compares to net income of $117 million recorded in the prior-year quarter. The net income recorded in the prior-year quarter included a $179 million gain on extinguishment/restructuring of debt.
Total debt at the end of the first quarter of 2017 was $1.6 billion, approximately $900 million lower than $2.5 billion total debt at the end of the prior-year quarter. Cliffs had net debt3 of $1.3 billion at the end of the first quarter of 2017, compared to $2.4 billion of net debt3 at the end of the first quarter of 2016. The Company had no borrowings on its asset-based lending facility at the end of the first quarter of 2017 or 2016.
For the first quarter of 2017, adjusted EBITDA1 was $92 million, a 156 percent increase compared to $36 million reported in the first quarter of 2016.

	Adjusted EBITDA[1] by Segment (in millions)
	U.S. Iron Ore	Asia Pacific Iron Ore	Corporate/ Other	Total
Q1 2017 Adjusted EBITDA[1]	$64.1	$53.8	$(25.7)	$92.2
Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, "During the first quarter, we put our finishing touches on what has been a remarkable operational, commercial and financial transformation of this company. Over the last two and half years, Cliffs has transformed itself into a lean and focused company, with a strong balance sheet and a lot less to pay in interest expense. This is particularly evident in our strong first quarter results, which exceeded our expectations in revenues, EBITDA and earnings per share.” Mr. Goncalves concluded: "We expect 2017 to be a phenomenal year of EBITDA and free cash flow generation."

U.S. Iron Ore

	Three Months Ended March 31,
	2017	2016
Volumes - In Thousands of Long Tons
Sales volume	3,118	1,910
Production volume	4,277	3,047
Sales Margin - In Millions
Revenues from product sales and services	$286.2	$185.5
Cost of goods sold and operating expenses	237.8	172.3
Sales margin	$48.4	$13.2
Sales Margin - Per Long Ton
Revenues from product sales and services*	$79.35	$83.87

Cash cost of goods sold and operating expense rate[2]	58.57	62.88
Depreciation, depletion and amortization	5.26	14.08
Cost of goods sold and operating expenses*	63.83	76.96
Sales margin	$15.52	$6.91

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements.
U.S. Iron Ore pellet sales volume in the first quarter of 2017 was 3.1 million long tons, a 63 percent increase when compared to the first quarter of 2016 as a result of increased customer demand.
As Cliffs' management previously guided, first-quarter revenues per ton of $79.35 decreased by 5 percent compared to the prior-year quarter. The decrease is a result of carryover pricing impacts from both 2015 and 2016, and changes in customer mix. The majority of tons sold in the first quarter are from products shipped under the prior-year contract pricing. Contracts that have been priced based on 2017 pricing have been favorable to prior year due to higher benchmark iron ore and hot-rolled coil steel pricing.
Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $58.57 per long ton, a 7 percent decrease from $62.88 per long ton in the prior year's first quarter. The decrease was primarily due to having no idled active mines during the first quarter of 2017, compared to having two idled mines during the prior-year quarter.

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2017	2016
Volumes - In Thousands of Metric Tons
Sales volume	3,043	2,804
Production volume	2,671	2,808
Sales Margin - In Millions
Revenues from product sales and services	$175.4	$120.0
Cost of goods sold and operating expenses	128.1	102.3
Sales margin	$47.3	$17.7
Sales Margin - Per Metric Ton
Revenues from product sales and services*	$54.35	$41.16

Cash cost of goods sold and operating expense rate[2]	37.27	32.42
Depreciation, depletion and amortization	1.54	2.43
Cost of goods sold and operating expenses*	38.81	34.85
Sales margin	$15.54	$6.31

*Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
First-quarter 2017 Asia Pacific Iron Ore sales volume increased 9 percent to 3.0 million metric tons, from 2.8 million metric tons in the first quarter of 2016. The volume increase was primarily related to the timing of shipments.
Revenues per ton of $54.35 increased by 32 percent compared to the prior-year quarter, driven by improved seaborne market prices. This was partially offset by larger price adjustments to meet market competition, timing of contract settlements and increased freight rates.
Cash cost of goods sold and operating expense rate2 in Asia Pacific Iron Ore was $37.27 per metric ton in the first quarter of 2017, a 15 percent increase from $32.42 in the prior-year quarter. The increase was attributable to higher royalties, increased mining costs driven by a higher strip ratio, and an unfavorable exchange rate compared to the prior-year quarter.
Other Income Statement Items
Cliffs' first-quarter 2017 SG&A expenses were $26 million. This represents a 7 percent decrease when compared to the first-quarter 2016 expenses of $28 million. The decrease was driven primarily by reduced charges related to corporate office space.
Cliffs' net interest expense during the first quarter was $43 million, a 25 percent decrease when compared to the first-quarter 2016 expense of $57 million as a result of the nearly $900 million in total debt reduction. The Company noted that of the $43 million expense, $36 million was a cash expense and the remainder was non-cash.

Miscellaneous-net income of $12 million included, among other items, favorable foreign exchange remeasurements of $14 million, partially offset by $7 million in charges related to the indefinite idle at Empire mine.
Cash Flow
Capital expenditures during the quarter were $28 million compared to $10 million in the prior-year quarter. The increase was driven primarily by spending related to the Mustang Project at the United Taconite mine.
Outlook
Based on the assumption that iron ore and steel prices will average for the remainder of 2017 their respective April month-to-date averages, Cliffs expects to generate approximately $380 million of net income and $700 million of adjusted EBITDA1 for the full-year 2017. This new outlook incorporates revised assumptions around Asia Pacific Iron Ore revenue realizations, which are impacted by the lower IODEX price, larger iron ore content discounts, and lower lump premiums.
Segment Outlook

	2017 Outlook Summary
Per Sales Ton Information	U.S. Iron Ore (A)	Asia Pacific Iron Ore (B)
Cost of goods sold and operating expense rate	$70 - $75	$37 - $42
Less:
Freight and venture partners' cost reimbursements expense rate (C)	$11	$2
Depreciation, depletion & amortization rate	$4	$1
Cash cost of goods sold and operating expense rate[2]	$55 - $60	$34 - $39

Sales volume (million tons)	19.0	11.5
Production volume (million tons)	19.0	11.5
(A) U.S. Iron Ore tons are reported in long tons of pellets.
(B) Asia Pacific Iron Ore tons are reported in metric tons of lump and fines.
(C) The freight and venture partners' cost reimbursements have offsetting amounts in revenue and have no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
Cliffs full-year sales and production volumes expectation is unchanged at approximately 19 million long tons.
Cliffs' full-year 2017 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is unchanged at $55 - $60 per long ton.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs' full-year 2017 Asia Pacific Iron Ore expected sales and production volume is unchanged at approximately 11.5 million tons. The product mix is expected to contain 50 percent lump ore and 50 percent fines.
Based on a full-year average exchange rate of $0.75 U.S. Dollar to Australian Dollar, Cliffs' full-year 2017 cash cost of goods sold and operating expense2 expectation is unchanged at $34 - $39 per metric ton.
SG&A Expenses and Other Expectations
The full-year 2017 SG&A expenses expectation of approximately $100 million is unchanged. Cliffs also notes that of the $100 million expectation, approximately $25 million is considered non-cash.
The Company's full-year 2017 interest expense is expected to be approximately $135 million, a $40 million dollar reduction compared to its previous expectation of $175 million. Of this $135 million, approximately $20 million is expected to be non-cash.
Capital Budget Update
Cliffs full-year 2017 capital expenditures budget is unchanged at $105 million.
Conference Call Information
Cliffs Natural Resources Inc. will host a conference call this morning, April 27, 2017, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. Founded in 1847, Cliffs Natural Resources Inc. is recognized as the largest and oldest independent iron ore mining company in the United States. The Company is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also operates an iron ore mining complex in Western Australia. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency.

Forward-Looking Statements
This report contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this report, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this report include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, the impact of any reduced barriers to trade, the outcomes of recently filed and forthcoming trade cases, reduced market demand and any change to the economic growth rate in China; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; our ability to successfully conclude the CCAA process in a manner that minimizes cash outflows and associated liabilities; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; uncertainty relating to restructurings in the steel industry and/or affecting the steel industry; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to cost-effectively achieve planned production rates or levels; our ability to successfully identify and consummate any strategic investments or development projects; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; our ability to maintain appropriate relations with unions and employees; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; risks related to international operations; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully consider these risk factors.
SOURCE: Cliffs Natural Resources Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Global Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
###

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2017	2016
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$412.8	$275.6
Freight and venture partners' cost reimbursements	48.8	29.9
	461.6	305.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(365.9)	(274.6)
SALES MARGIN	95.7	30.9
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(25.7)	(28.2)
Miscellaneous - net	11.9	(3.0)
	(13.8)	(31.2)
OPERATING INCOME (EXPENSE)	81.9	(0.3)
OTHER INCOME (EXPENSE)
Interest expense, net	(42.8)	(56.8)
Gain (loss) on extinguishment/restructuring of debt	(71.9)	178.8
Other non-operating income (expense)	0.7	0.1
	(114.0)	122.1
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(32.1)	121.8
INCOME TAX BENEFIT (EXPENSE)	1.8	(7.5)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(30.3)	114.3
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	0.5	2.5
NET INCOME (LOSS)	(29.8)	116.8
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	1.7	(8.8)
NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$(28.1)	$108.0
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$(0.11)	$0.61
Discontinued operations	—	0.01
	$(0.11)	$0.62
EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$(0.11)	$0.61
Discontinued operations	—	0.01
	$(0.11)	$0.62
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	265,164	171,677
Diluted	265,164	171,962

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

		(In Millions)
		March 31, 2017		December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$295.3		$323.4
Accounts receivable, net		61.1		128.7
Inventories		250.8		178.4
Supplies and other inventories		80.4		91.4
Loans to and accounts receivable from the Canadian Entities		49.0		48.6
Other current assets		76.6		54.1
TOTAL CURRENT ASSETS		813.2		824.6
PROPERTY, PLANT AND EQUIPMENT, NET		995.0		984.4
OTHER NON-CURRENT ASSETS		117.5		114.9
TOTAL ASSETS		$1,925.7		$1,923.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable		$91.1		$107.6
Accrued expenses		102.9		123.3
Accrued interest	19.7	19.7	40.2	40.2
Other current liabilities		95.6		120.0
TOTAL CURRENT LIABILITIES		309.3		391.1
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES		279.1		280.5
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS		198.2		193.9
LONG-TERM DEBT		1,642.9		2,175.1
OTHER LIABILITIES		199.2		213.8
TOTAL LIABILITIES		2,628.7		3,254.4
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT		(830.1)		(1,464.3)
NONCONTROLLING INTEREST		127.1		133.8
TOTAL DEFICIT		(703.0)		(1,330.5)
TOTAL LIABILITIES AND DEFICIT		$1,925.7		$1,923.9

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$(29.8)	$116.8
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation, depletion and amortization	23.2	35.2
(Gain) loss on extinguishment/restructuring of debt	71.9	(178.8)
Other	(16.9)	14.7
Changes in operating assets and liabilities:
Receivables and other assets	86.5	38.5
Inventories	(70.0)	(66.1)
Payables, accrued expenses and other liabilities	(90.0)	(86.8)
Net cash used by operating activities	(25.1)	(126.5)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(27.9)	(10.4)
Other investing activities	0.5	5.5
Net cash used by investing activities	(27.4)	(4.9)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	500.0	—
Debt issuance costs	(8.5)	(5.2)
Net proceeds from issuance of common shares	661.3	—
Repurchase of debt	(1,115.5)	—
Distributions of partnership equity	(8.7)	(11.1)
Repayment of equipment loans	—	(72.9)
Other financing activities	(5.6)	(4.2)
Net cash provided (used) by financing activities	23.0	(93.4)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.4	(0.5)
DECREASE IN CASH AND CASH EQUIVALENTS	(28.1)	(225.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	323.4	285.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$295.3	$59.9

1 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted EBITDA on a segment basis, and both EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2017	2016
Net Income (Loss)	$(29.8)	$116.8
Less:
Interest expense, net	(42.8)	(56.8)
Income tax benefit (expense)	1.8	(7.6)
Depreciation, depletion and amortization	(23.2)	(35.2)
EBITDA	$34.4	$216.4

Less:
Gain (loss) on extinguishment/restructuring of debt	$(71.9)	$178.8
Foreign exchange remeasurement	13.6	(1.2)
Impact of discontinued operations	0.5	2.6
Severance and contractor termination costs	—	(0.1)
Adjusted EBITDA	$92.2	$36.3

NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA OUTLOOK

(In Millions)
Year Ending December 31,
2017
Net Income (Loss)	$380.0
Less:
Interest expense, net	(135.0)
Income tax benefit (expense)	(27.2)
Depreciation, depletion and amortization	(100.0)
EBITDA	$642.2

Less*:
Gain (loss) on extinguishment/restructuring of debt	$(71.9)
Foreign exchange remeasurement	13.6
Impact of discontinued operations	0.5
Adjusted EBITDA	$700.0
*Adjustments to EBITDA are unpredictable by nature and thus cannot be forecasted beyond March 31, 2017.

2 CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	Three Months Ended March 31,			Three Months Ended March 31,
	2017			2016
	U.S. Iron Ore	Asia Pacific Iron Ore	Total	U.S. Iron Ore	Asia Pacific Iron Ore	Total
Cost of goods sold and operating expenses	$(237.8)	$(128.1)	$(365.9)	$(172.3)	$(102.3)	$(274.6)
Less:
Freight and reimbursements	(38.8)	(10.0)	(48.8)	(25.3)	(4.6)	(29.9)
Depreciation, depletion & amortization	(16.4)	(4.7)	(21.1)	(26.9)	(6.8)	(33.7)
Cash cost of goods sold and operating expenses	$(182.6)	$(113.4)	$(296.0)	$(120.1)	$(90.9)	$(211.0)

3 NET DEBT RECONCILIATION

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	March 31, 2017	March 31, 2016
Long-term debt	$1,642.9	$2,499.1
Short-term debt and current portion of long-term debt	—	17.5
Total Debt	$1,642.9	$2,516.6
Less:
Cash and cash equivalents	$295.3	$59.9
Undiscounted interest	—	78.8
Net Debt	$1,347.6	$2,377.9